Exhibit 10.65
THIRD AMENDMENT TO LEASE
     This THIRD AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 10th day of December, 2010 (the “Effective Date”), by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and CYTOKINETICS, INC., a Delaware corporation (“Tenant”).
R E C I T A L S :
     A. Landlord and Tenant are parties to that certain Lease dated May 27, 1997 (the “Original Lease”), as amended by that certain First Amendment to Lease dated April 13, 1998, and that certain Second Amendment to Lease dated July 11, 1999 (the Original Lease as so amended shall be collectively referred to herein as the “Lease”), whereby Tenant leases approximately 50,195 rentable square feet of space (the “Existing Premises”) comprised of the entire 2-story building (the “280 Building”) located at 280 East Grand Avenue, South San Francisco, California 94080, which Building is located in that certain office project currently known as “Britannia Pointe Grand Business Park” (the “Center”).
     B. Tenant is the successor in interest to MetaXen, LLC, the original tenant under the Lease, and to Exelixis, Inc., successor-in-interest to MetaXen, LLC, by operation of (i) that certain Assignment and Assumption Agreement and Consent dated July 11, 1999, and (ii) that certain Assignment and Assumption of Lease dated September 28, 2000.
     C. Tenant is presently occupying approximately 31,392 rentable square feet of space (the “Expansion Premises”), as more particularly set forth on Exhibit A attached hereto, in the building located at 256 East Grand Avenue, South San Francisco, California (the “256 Building”), as a subtenant under that certain Sublease between Tenant and Millennium Pharmaceuticals, Inc. (the “Master Tenant”) dated November 23, 2005 (the “Sublease”). Master Tenant currently leases the Expansion Premises as the tenant under that certain Lease between Landlord and COR Therapeutics, Inc., predecessor-in-interest to Master Tenant, dated July 1, 2001 (the “Millennium Lease”).
     D. Tenant desires to amend the lease to (i) expand the Existing Premises to include the Expansion Premises, (ii) extend the Term of the Lease with respect to the Existing Premises and the Expansion Premises, and (iii) to make other modifications to the Lease on the terms and conditions set forth in this Amendment.
A G R E E M E N T :
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
[Third Amendment]

     1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.
     2. Modification of Premises.
          2.1. Addition of Expansion Premises. Effective as of July 1, 2011 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 81,587 rentable square feet of space. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”, in appropriate contexts.
          2.2. Improvement of Expansion Premises. Tenant hereby acknowledges that Tenant is presently occupying the Expansion Premises as a subtenant pursuant to the Sublease. Master Tenant currently leases the Expansion Premises as the tenant under the Millennium Lease. Therefore, except as specifically set forth in this Amendment and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Tenant shall, on and after the Expansion Commencement Date, continue to accept the Expansion Premises in its then existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises (other than in connection with its maintenance and repair obligations under the Original Lease). Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Amendment and the Tenant Work Letter.
          2.3. Early Termination of Millennium Lease.
               2.3.1 Early Termination. In the event the Millennium Lease is terminated for any reason prior to the Expansion Commencement Date, (i) the Sublease shall terminate simultaneously with the Millennium Lease, and (ii) Tenant shall be deemed to have taken possession of the Expansion Premises immediately upon such early termination and Tenant shall thereafter lease such Expansion Premises from Landlord pursuant to the terms of the Lease, as amended hereby, as if the Expansion Commencement Date had occurred; provided, however, that during the period commencing on the date the Millennium Lease terminates (the “Early Possession Date”) and ending on the day immediately preceding the Expansion Commencement Date, the amount of Minimum Rental and Tenant’s Operating Cost Share of the Operating Expenses that Tenant shall pay to Landlord with respect to the Expansion Premises shall be the same amount that Tenant would have paid as “Base Rent” and “Additional Rent,” respectively, pursuant to the terms of the Sublease, as if the Sublease remained in full force and effect (although all other terms and conditions relating to Tenant’s lease of the Expansion Premises shall be governed by the terms of the Lease, as amended hereby).

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-2-	[Third Amendment]

               2.3.2 Surrender/Restoration. Landlord acknowledges and agrees that, from and after the natural expiration or earlier termination of the Millennium Lease, Tenant shall not be obligated to vacate the Expansion Premises, nor to perform any surrender or restoration obligations with respect to the Expansion Premises imposed on “Subtenant” or “Tenant” by the Sublease or the Millennium Lease.
               2.3.3 Subtenant’s Property. Landlord agrees that, from and after the natural expiration or earlier termination of the Millennium Lease, Tenant shall be permitted to continue to use the “Subtenant’s Property”, as defined in Section 10 of the Sublease, as security for third-party financing during the Term of the Lease, as amended hereby.
               2.3.4 Waiver of Option. Landlord hereby waives Landlord’s option to purchase the Option Property (defined in 9.2(b) of the Millennium Lease) pursuant to the provisions Section 9.2(g) of the Millennium Lease, and from and after the Effective Date the option shall be of no further force or effect.
     2.4. Expiration of Option to Extend. Landlord hereby represents and warrants for the benefit of Tenant that the options to extend granted to Master Tenant pursuant to Section 2.6 of the Master Lease are of no further force or effect.
     3. Term of Lease.
          3.1. Extension of Term of Lease. Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on August 14, 2013 (the “Original Expiration Date”), pursuant to the terms of the Lease. Notwithstanding the foregoing or anything to the contrary in the Lease, Landlord and Tenant hereby agree to extend the Term to June 30, 2018 (the “New Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. Notwithstanding the Original Expiration Date, Landlord and Tenant hereby agree to revise the rent paid by Tenant with respect to the Existing Premises effective as of July 1, 2011, as set forth in Section 4 of this Amendment, below. Therefore, for purposes of this Amendment, the period of time commencing on July 1, 2011, and ending on the New Expiration Date shall be referred to herein as the “Extended Term.” The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence, as set forth in Section 2 above, on the Expansion Commencement Date and shall expire coterminously with the term of Tenant’s lease of the Existing Premises on the New Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended.
          3.2. Option Term.
               3.2.1 Option Right. Landlord hereby grants to (i) the Tenant originally named herein (the “Original Tenant”), (ii) any assignee of Original Tenant’s entire interest in the Lease that is approved by Landlord pursuant to Article 13 of the Original Lease, or (iii) an assignee of Tenant’s entire interest in the Lease pursuant to a Permitted Transfer (each, an “Approved Assignee”), one (1) option to extend the Term for a period of three (3) years (the “Option Term”). The option to extend shall be exercisable only by notice delivered by Tenant to Landlord as provided in Section 3.2.3, below, provided that, as of the date of delivery of such notice, Tenant is not in default under the Lease, beyond the expiration of any applicable notice

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-3-	[Third Amendment]

and cure period expressly set forth in the Lease, and has not been in default under the Lease, beyond the expiration of any applicable notice and cure period expressly set forth in the Lease, at any time during the immediately preceding twelve (12) month period. Upon the proper exercise of the option to extend, and provided that as of the end of the Term, Tenant is not in default under the Lease (beyond the expiration of any applicable notice and cure period expressly set forth in the Lease), the Term shall be extended for a period of three (3) years with respect to the entire Premises (i.e., the Existing Premises and the Expansion Premises). The rights contained in this Section 3.2 shall be personal to the Original Tenant and any Approved Assignee and may only be exercised by the Original Tenant or an Approved Assignee (and not any other assignee or sublessee or transferee of Tenant’s interest in the Lease) if the Original Tenant or an Approved Assignee, as applicable, occupies the entire Premises. In the event that Tenant fails to timely and appropriately exercise its option to extend in accordance with the terms of this Section 3.2, then the option to extend granted to Tenant pursuant to the terms of this Section 3.2 shall automatically terminate and shall be of no further force or effect. Any such exercise of the option to extend shall be with respect to all of the Existing Premises and Expansion Premises, and not just to either or any portion thereof.
               3.2.2 Option Rent. The minimum rental payable by Tenant during the Option Term (the “Option Rent”) shall be equal to one hundred percent (100%) of the fair market rental value of the Premises, with the fair market rental value to be determined in accordance with the provisions of Section 3.1(c) of the Original Lease (provided that “one hundred percent (100%) of the fair market rental value” shall be substituted for “eighty-five percent (85%) of fair market rental value” in such Section 3.1(c)).
               3.2.3 Exercise of Option. The option contained in this Section 3.2 shall be exercised by Tenant, if at all, by Tenant’s delivery of written notice (the “Option Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the then scheduled expiration of the Term, stating that Tenant is irrevocably exercising its option. Upon Landlord’s receipt of the Option Interest Notice, the parties shall determine the Option Rent pursuant to the provisions of Section 3.1(c) of the Original Lease (with “one hundred percent (100%) of the fair market rental value” substituted for “eighty-five percent (85%) of fair market rental value” in such Section 3.1(c)).
               3.2.4 Deletion of Prior Option Right. Section 2.6 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.
     4. Minimum Rental.
Prior to July 1, 2011, Tenant shall continue to pay minimum rental (“Minimum Rental”) with respect to the Existing Premises in accordance with the terms of the Lease. Notwithstanding anything to the contrary contained in the Lease as hereby amended, commencing as of July 1, 2011, and continuing throughout the Extended Term, Tenant shall pay to Landlord monthly installments of Minimum Rental for the Premises (i.e., the Existing Premises and Expansion Premises) as follows:

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-4-	[Third Amendment]

          Existing Premises Minimum Rental

Period During	Annualized	Monthly Installment	Monthly Rental Rate per
Extended Term	Minimum Rental	of Minimum Rental	Rentable Square Foot
July 1, 2011 — August 31, 2011	$1,560,060.60	$130,005.05	$2.59
September 1, 2011 — August 31, 2012	$1,614,271.20	$134,522.60	$2.68
September 1, 2012 — August 31, 2013	$1,475,733.00	$122,977.75	$2.45
September 1, 2013 — August 31, 2014	$1,626,318.00	$135,526.50	$2.70
September 1, 2014 — August 31, 2015	$1,674,505.20	$139,542.10	$2.78
September 1, 2015 — August 31, 2016	$1,722,692.40	$143,557.70	$2.86
September 1, 2016 — August 31, 2017	$1,776,903.00	$148,075.25	$2.95
September 1, 2017 — June 30, 2018	$1,831,113.60	$152,592.80	$3.04
     Expansion Premises Minimum Rental

Period During	Annualized	Monthly Installment	Monthly Rental Rate per
Extended Term	Minimum Rental	of Minimum Rental	Rentable Square Foot
July 1, 2011 — August 31, 2011	$809,913.60	$67,492.80	$2.15
September 1, 2011 — August 31, 2012	$809,913.60	$67,492.80	$2.15
September 1, 2012 — August 31, 2013	$885,254.40	$73,771.20	$2.35
September 1, 2013 — August 31, 2014	$1,017,100.80	$84,758.40	$2.70
September 1, 2014 — August 31, 2015	$1,047,237.12	$87,269.76	$2.78

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-5-	[Third Amendment]

Period During	Annualized	Monthly Installment	Monthly Rental Rate per
Extended Term	Minimum Rental	of Minimum Rental	Rentable Square Foot
September 1, 2015 — August 31, 2016	$1,077,373.44	$89,781.12	$2.86
September 1, 2016 — August 31, 2017	$1,111,276.80	$92,606.40	$2.95
September 1, 2017 — June 30, 2018	$1,145,180.16	$95,431.68	$3.04
     5. Tenant’s Operating Costs Share of Operating Expenses. Notwithstanding any contrary provision contained in the Lease, as hereby amended, Tenant shall continue to pay Tenant’s Operating Costs Share of Operating Expenses in connection with the Existing Premises which arise or accrue prior to Expansion Commencement Date, in accordance with the terms of the Lease. Effective as of the Expansion Commencement Date, and continuing throughout the Extended Term, Tenant shall pay Tenant’s Operating Costs Share of Operating Expenses in connection with the Premises (i.e., the Existing Premises and the Expansion Premises), in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Operating Costs Share of Operating Expenses, Tenant’s Operating Costs Share shall equal twelve and ninety-four hundredths percent (12.94%), based upon an estimated area of 81,587 rentable square feet for the Premises and an estimated 630,528 rentable square feet for the Center.
     6. Condition of Premises. Tenant acknowledges and agrees that, except as specifically set forth in the Tenant Work Letter, it currently occupies and is fully aware of the condition of, and shall continue to accept, the Existing Premises in its presently existing, “as-is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises (other than in connection with its maintenance and repair obligations under the Original Lease). Tenant also acknowledges that, except as specifically set forth in the Tenant Work Letter, it currently occupies (pursuant to the Sublease) and is fully aware of the condition of, and shall accept, the Expansion Premises in its then existing, “as-is” condition as of the Expansion Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises (other than in connection with its maintenance and repair obligations under the Original Lease). Tenant further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Expansion Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business. Notwithstanding anything to the contrary contained in this Amendment or the Lease, Landlord acknowledges and agrees that, upon the expiration or early termination of the Lease, as amended hereby, Tenant shall not remove from the Existing Premises or the Expansion Premises (nor shall Landlord have the right to require removal of) any alterations, additions or improvements (including, without limitation, the Tenant Improvements installed pursuant to Exhibit C of the Original Lease and any tenant improvements installed pursuant to Section 2.3 of the Millennium Lease) installed by or on

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-6-	[Third Amendment]

behalf of Tenant or any predecessor in interest to Tenant prior to the Effective Date of this Amendment.
     7. Right of First Offer. Landlord hereby grants to Original Tenant an ongoing right of first offer (the “First Offer Right”) with respect to the building located in the Center at 250 East Grand (the “First Offer Space”) on the terms of this Section 7. Notwithstanding the foregoing, such First Offer Right shall commence only following the expiration or earlier termination of any existing leases or subleases in the First Offer Space (the “Existing Offer Space Leases”), and shall be subordinate to (i) all rights set forth in any Existing Offer Space Lease, including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease with any tenant or subtenant under an Existing Offer Space Lease, and (ii) any expansion by Alios BioPharma, or its successors, into Suites 70 or 90 of the First Offer Space prior to July 1, 2014 (collectively, the “Superior Rights”) with respect to such First Offer Space. In addition, regardless of whether there exists a Superior Right, Landlord shall have the right to extend any of the Existing Offer Space Leases (or convert any sublease to a direct lease and extend such direct lease) through December 31, 2012, without such extension being subject to the First Offer Right.
          7.1. Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when the First Offer Space or any portion thereof becomes available and Landlord intends to market the same for lease to third parties, other than through a Superior Right. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 7.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.
          7.2. Procedure for Acceptance. If Tenant wishes to exercise its First Offer Right with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its First Offer Right with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding the foregoing, prior to leasing such space to a third party on net economic terms which are more than seven and one-half percent (7.5%) more favorable to a tenant than those contained in the First Offer Notice, Landlord shall first deliver another First Offer Notice to Tenant on such more favorable terms. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its First Offer Right, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.
          7.3. Construction In First Offer Space. Except for any improvement allowance provided in the applicable First Offer Notice, Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the applicable terms of the Lease.

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-7-	[Third Amendment]

          7.4. Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to the Lease adding such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 7. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant (the “First Offer Commencement Date”) and terminate on the date set forth in the First Offer Notice.
          7.5. Termination of Right of First Offer. The rights contained in this Section 7 shall be personal to the Original Tenant and any Approved Assignee (as defined in Section 3.2.1, above), and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease) if the Original Tenant occupies the entire Premises. The right of first offer granted herein shall terminate as to any particular portion of the First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such portion of the First Offer Space as offered by Landlord; provided, however, that Tenant’s rejection (or deemed rejection) of any particular First Offer Space shall not relieve Landlord of its obligation to again offer any First Offer Space to Tenant at any time that the First Offer Space subsequently becomes available. Tenant shall not have the right to lease First Offer Space, as provided in this Section 7, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease after expiration of any applicable notice and cure periods. Notwithstanding anything to the contrary contained in this Section 7, throughout the Term of the Lease Landlord and Tenant shall use commercially reasonable good faith efforts to advise the other party about its intentions regarding the First Offer Space. Landlord’s good faith efforts shall include providing Tenant with informal updates regarding the status of leasing activity with respect to the First Offer Space upon request by Tenant.
     7.6. Parking and Transportation Demand Management. Landlord has advised Tenant that the City of South San Francisco has instituted Transportation Demand Management (“TDM”) ordinances pursuant to which Landlord will be required to undertake various measures to try to reduce the volume of traffic generated by the Project. Tenant and Landlord will use reasonable efforts to try to reduce the volume of traffic generated by the Project, as contemplated by the TDM, including (but not limited to) by substantially complying with any specific measures required by the City of South San Francisco or any of its departments or agencies. Tenant hereby agrees (at no additional direct cost to Tenant, except as may be included in Operating Expenses payable by Tenant under the Lease) (i) to designate one of its employees to act as a liaison with Landlord’s designated transportation coordinator in facilitating and coordinating such programs as may be required from time to time by governmental agencies and/or by the terms of any such TDMP to reduce the traffic generated by the Project and to facilitate and encourage the use of public transportation, (ii) to use reasonable efforts to encourage cooperation and participation by Tenant’s employees in the programs implemented from time to time pursuant to any such TDMP, including (but not limited to) any applicable programs of the kind described in this Section, (iii) to cooperate reasonably with Landlord’s designated transportation coordinator in identifying an appropriate area within the Building where an information kiosk or bulletin board can be maintained for the dissemination of transportation-related information, to be updated from time to time by Landlord’s designated

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-8-	[Third Amendment]

transportation coordinator, and (iv) to cooperate reasonably with Landlord in providing any information, reports or surveys as required in connection with the TDM.
     8. Notices. Notwithstanding any provision contained in the Lease to the contrary, effective as of the date of this Amendment, any notices to Landlord or Tenant shall be sent, transmitted, or delivered, as the case may be, in accordance with the terms of Section 19.1 of the Original Lease to the following addresses:

If to Landlord:	Britannia Pointe Grand Limited Partnership c/o o HCP, Inc. 400 Oyster Point Blvd, Suite 409 South San Francisco, California 94080 Attention: Jon Bergschneider

with a copy to:

Britannia Pointe Grand Limited Partnership c/o HCP, Inc. 3760 Kilroy Airport Way, Suite 300 Long Beach, CA 90806-2473 Attn: Legal Department

and with courtesy copies to:

CB Richard Ellis Asset Services Group 101 California Street, 44th Floor San Francisco, California 94111 Attention: Asset Services Managing Director Fax: (415) 772-0459

and

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-9-	[Third Amendment]

Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.

If to Tenant:	Cytokinetics, Inc. 280 East Grand Ave. South San Francisco, CA 94577 Attention: Chief Financial Officer

with a copy to:

Cytokinetics, Inc. 280 East Grand Ave. South San Francisco, CA 94577 Attention: Legal Department
     9. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CB Richard Ellis, Inc., representing Landlord, and GVA Kidder Mathews, representing Tenant (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. Landlord shall be responsible to pay any brokerage commission due in connection with this transaction pursuant to a separate written agreement. The terms of this Section 8 shall survive the expiration or earlier termination of this Amendment.
     10. Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease, Sublease, and/or the Master Lease, and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
     11. Final Agreement; Further Amendment. This Amendment, together with the Exhibits attached hereto, sets forth the complete, final and exclusive agreement between the parties with respect to its subject matter, and supersedes all prior agreements and understandings between the parties, oral or written, with respect to such subject matter. No subsequent modification to this Amendment will be binding upon the parties unless reduced to writing and signed by an authorized representative of each party.
     12. SNDA. Landlord will use commercially reasonable efforts to cause the existing lender at the Project (“Lender”) to acknowledge, whether by separate letter, amendment, or otherwise, that the terms of the subordination, non-disturbance and attornment agreement entered into by Lender and Tenant with respect to the Lease will apply to the Expansion Premises and

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-10-	[Third Amendment]

this Amendment and to inform Landlord of Lender’s reasonable estimate of the costs and fees to prepare Lender’s acknowledgment. Landlord shall relay Lender’s estimate to Tenant for Tenant’s approval, which Tenant shall approve or disapprove within two (2) business days after receipt from Landlord. If Tenant approves the estimate, Landlord shall so notify Lender and request that Lender prepare the documentation. If Tenant does not approve the estimate, Tenant shall rescind its request for the Lender’s acknowledgment, and Landlord shall be deemed to have complied with the provisions of this Section 12. Tenant shall not be responsible for payment of Lender’s costs and fees in excess of the estimate approved by Tenant.
     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”	BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership
	By:	/s/ Jonathan M. Bergschneider
		Name:	Jonathan M. Bergschneider
		Its:	SVP

“TENANT”	CYTOKINETICS, INC., a Delaware corporation
	By:	/s/ Sharon A. Barbari
		Name:	Sharon A. Barbari
		Its:	EVP Finance and CFO

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
-11-	[Third Amendment]

EXHIBIT A
BRITANNIA POINTE GRAND BUSINESS PARK
OUTLINE OF EXPANSION PREMISES

BRITANNIA POINTE GRAND BUSINESS PARK
EXHIBIT A	[Cytokinetics, Inc.]
-1-	[Third Amendment]

EXHIBIT B
BRITANNIA POINTE GRAND BUSINESS PARK
TENANT WORK LETTER
     This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Premises for Tenant following the date of this Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 19 of the Original Lease, all references to “this Amendment” shall mean the relevant portions of Sections 1 through 12 of the Amendment to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 0 through 5 of this Tenant Work Letter. As used in the Tenant Work Letter, all references to the “Premises” shall mean the Existing Premises and the Expansion Premises. Landlord hereby acknowledges and agrees that Tenant may construct Tenant Improvements (defined below) in the Premises in phases between January 1, 2011 and December 31, 2013, and that, depending upon the scope of work for the Tenant Improvement construction at issue, certain provisions of this Tenant Work Letter will not be applicable to a particular construction phase. At the time Tenant commences any such particular phase, Landlord and Tenant shall mutually and reasonably agree upon which provisions of this Work Letter will not apply to such phase.
SECTION 0
CONSENT OF MASTER TENANT
     If Tenant desires the construction of the “Tenant Improvements”, as defined in Section 2.1, below, in all or any portion of the Expansion Premises to commence prior to the Expansion Commencement Date, then, prior to such commencement, and prior to any obligation on the part of Landlord to disburse any portion of the Tenant Improvement Allowance with respect to the Expansion Premises, other than such portion thereof that relates to the fees of Architect and Engineers as provided in Section 2.2.1.1 of this Tenant Work Letter, and plan check, permit and license fees as provided in Section 2.2.1.2 of this Tenant Work Letter, Landlord shall use reasonable efforts (but with no obligation to make any payment or other monetary or other concession to Master Tenant) to obtain the express written consent of Master Tenant, in accordance with the terms of the Sublease, to proceed with the construction of the Tenant Improvements prior to the expiration of the term of the Millennium Lease. Landlord shall obtain Tenant’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) to Master Tenant’s written consent to Tenant’s construction of the Tenant Improvements; provided, however, that Tenant shall not withhold its consent to any disclaimer by Master Tenant of responsibility for the cost to construct or for the removal of all or any portion of the Tenant Improvements. Landlord shall deliver a copy of such consent to Tenant promptly upon Landlord’s receipt of the same. Once such written consent is so obtained, the provisions of this Tenant Work Letter shall supersede any provisions of the Millennium

BRITANNIA POINTE GRAND BUSINESS PARK
[Cytokinetics, Inc.]
[Third Amendment]

Lease relating to Master Tenant obtaining the consent of Landlord to the construction of the Tenant Improvements.
SECTION 1
LANDLORD WORK
     Notwithstanding anything to the contrary set forth in this Tenant Work Letter, Landlord shall, at Landlord’s sole cost and expense (which costs shall not be passed through to Tenant as Operating Expenses), replace certain AC units, air-handlers, fan units and boilers on the roof of the Expansion Premises as listed on Schedule 1 attached hereto, which are located as set forth on Schedule 2 attached hereto, and make the associated electrical connections and any required structural or other repair work to the roof of the Expansion Premises (collectively, the “Landlord Work”). The Landlord Work shall not include any work or improvements to any HVAC ducting or distribution. Each portion of the Landlord Work shall be completed by Landlord in the calendar year as to which such portion of the Landlord Work is associated as shown on Schedule 1,provided that at Landlord’s option, Landlord may accelerate any such work, or, with the prior approval of Tenant, adjust the sequence of such work. The plans and specifications for the Landlord Work, as well as the contractor retained by Landlord to perform the Landlord Work, shall be determined by Landlord in its reasonable discretion. The Landlord Work shall be completed to Landlord’s “Building standards,” as generally applied by Landlord on a uniform basis in the Project, and otherwise in accordance with the Schedules and in compliance with all applicable law, in a good and workmanlike manner, free of defects and using new Building standard materials and equipment of good quality. Within thirty (30) days after completion of any particular phase of the Landlord’s Work, Tenant shall have the right to submit a written punch list to Landlord, setting forth any defective item of Landlord’s Work, and Landlord shall promptly cause such items to be corrected. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant’s submission of a punch list with respect to the Landlord’s Work shall not be deemed a waiver of Tenant’s right to have defects in the Landlord’s Work repaired at no cost to Tenant during the period of any applicable warranty from Landlord’s contractor(s). During such period Tenant shall give notice to Landlord whenever any such defect becomes reasonably apparent, and Landlord shall have such defect repaired as soon as practicable. Landlord and Tenant shall work together in good faith in order to coordinate the construction of the Landlord Work concurrently with the construction of the Tenant Improvements. Prior to Landlord’s commencement of any particular portion of the Landlord Work, Tenant shall have the right to request reasonable changes to the scope of the Landlord Work, provided that Tenant shall bear all costs related to any such change in scope. Each party shall use commercially reasonable efforts to minimize any unnecessary interference with the other during such simultaneous construction. Tenant shall inform Landlord within thirty (30) days after Landlord’s completion of the Landlord Work whether of any portion thereof is defective or incomplete, and Landlord shall promptly remedy the same.
SECTION 2
TENANT IMPROVEMENTS
     2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of

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$1,631,740.00 (i.e., $20.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises or which are “Tenant Improvement Allowance Items,” as that term is defined in Section 2.2.1, below (collectively, the “Tenant Improvements”), which shall be available for disbursement under this Tenant Work Letter commencing on January 1, 2011. Except with respect to the Landlord Work, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant hereby acknowledges and agrees that any portion of the Tenant Improvement Allowance as to which Tenant has not requested disbursement pursuant to the terms of this Tenant Work Letter as of December 31, 2013, shall revert to Landlord and Tenant shall have no further right thereto. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord’s approval of the “Final Working Drawings”, as that term is defined in Section 3.3, below, require Tenant, not later than the end of the Lease Term, or given following any earlier termination of this Lease, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to their condition existing prior to the installation of such removed Tenant Improvements.
     2.2 Disbursement of the Tenant Improvement Allowance.
          2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):
               2.2.1.1 Payment of all reasonable fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.2 of this Tenant Work Letter;
               2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
               2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Premises, hoisting and trash removal costs, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors’ fees and general conditions;
               2.2.1.4 The cost of any changes in the base building shell and building systems in either the Existing Premises or the Expansion Premises (hereafter, the “Base Building”) when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to

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include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
               2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);
               2.2.1.6 Sales and use taxes;
               2.2.1.7 All other actual, documented out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below, provided, however, that in no event shall Landlord’s out-of-pocket costs exceed three percent (3%) of the Tenant Improvement Allowance.
          2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, but in no event prior to January 1, 2011, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
               2.2.2.1 Monthly Disbursements. On or before the tenth (10th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.2.1, above (or, subject to the terms of Section 4.2.1, below, a percentage thereof), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.5 below, or due to any substandard work (as reasonably determined by Landlord). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
               2.2.2.2 Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

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               2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.
     2.3 Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect. Tenant shall retain an architect/space planner approved in advance by Landlord (the “Architect”) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Landlord’s approval of the Architect shall not be unreasonably withheld, conditioned or delayed. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Upon Tenant’s request, Landlord shall provide Tenant with any applicable existing drawings or plans relating to the Expansion Premises that are in Landlord’s possession and control. Landlord’s review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.
     3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. In the event of a dispute relating to the Final Space Plan, the parties shall promptly meet and confer and negotiate in good faith to resolve the dispute.
     3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the

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Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. In the event of any dispute relating to the Final Working Drawings, the parties shall promptly meet and confer and negotiate in good faith to resolve the dispute. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Tenant Improvements), and if Landlord in its reasonable discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall have the right to review and approve the cost thereof (which approval shall not be unreasonably withheld, conditioned or delayed), and shall pay the approved cost of such required changes once completed by Landlord (provided, however, that Tenant may use the Tenant Improvement Allowance to pay such cost).
     3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord pursuant to Section 3.3, above (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. Concurrently with Tenant’s delivery of the Final Working Drawings to Landlord for Landlord’s approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
     4.1 Tenant’s Selection of Contractors.
          4.1.1 The Contractor; Landlord’s Project Manager. Tenant shall retain a contractor to construct the Tenant Improvements (“Contractor”) which shall be approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall retain Project Management Advisors, Inc. (“PMA”) as a third party project manager to coordinate the construction of the Tenant Improvements on behalf of

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Landlord, and Tenant shall pay to Landlord the actual out-of-pocket costs paid by Landlord to PMA in connection with the construction of the Tenant Improvements (subject to the terms of Section 2.2.1.7, above).
          4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant, and the Contractor are referred to collectively as “Tenant’s Agents”. The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless reasonably designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval.
     4.2 Construction of Tenant Improvements by Tenant’s Agents.
          4.2.1 Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable construction contract (the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.7, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the “Final Budget”). Prior to the commencement of construction of the Tenant Improvements, Tenant shall inform Landlord of the amount, if any, by which the amount of the Final Budget exceeds the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements) (the “Over-Allowance Amount”). Tenant shall be responsible to pay a percentage of each disbursement under this Tenant Work Letter, which percentage shall be equal to the amount of the Over-Allowance Amount, divided by the amount of the Final Budget, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any further amounts of the Tenant Improvement Allowance. In the event that, after the Final Budget has been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall exceed, or further exceed, as applicable, the Tenant Improvement Allowance, any such additional costs necessary for such design and construction in excess of the Tenant Improvement Allowance, shall be added to the Over-Allowance Amount and paid by Tenant pursuant to the terms of this Section 4.2.1 (provided that Landlord and Tenant shall promptly reconcile any amount owed to Landlord by Tenant as a result of such additional costs in order to effectuate the intent of this Section 4.2.1). For the avoidance of doubt, changes in the Final Budget that do not exceed the amount of the Tenant Improvement Allowance shall not affect Landlord’s responsibility to reimburse Tenant for such non-excess costs.
          4.2.2 Tenant’s Agents.
               4.2.2.1 Compliance with Drawings and Schedule. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working

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Drawings; and (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within ten (10) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule.
               4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. The foregoing indemnity shall not apply to claims caused by the negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.
               4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract (“Substantial Completion”). Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
               4.2.2.4 Insurance Requirements.
                    4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.
                    4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents, including all contractors, shall carry general liability, including Products and Completed Operation Coverage insurance, each in amounts not less than $2,000,000 per incident, $2,000,000 in aggregate, as well as workers compensation insurance and in form and with companies as are required to be carried by Tenant as set forth in this Lease, or such commercially reasonable lesser amounts as

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reasonably approved by Landlord based on the scope of any particular phase of construction of the Tenant Improvements.
                    4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before any equipment of Tenant’s Agents is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. Tenant shall provide Landlord notice of any cancellation or lapse of the effective date or reduction in the amounts of such insurance promptly following Tenant’s receipt of such notice from its insurer. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for a commercially reasonable period following completion of the Tenant Improvements and acceptance by Landlord and Tenant. The builders risk policy carried under this Section 4.2.2.4 shall name Landlord as an additional insured. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder, and the public liability insurance shall name Landlord, HCP, Inc., Project Management Advisors, Inc., CB Richard Ellis, or other manager of the Project, as an additional insured or loss payee, as applicable. Such insurance shall provide that it is primary insurance and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not serve to limit the indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
          4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
          4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times upon reasonable prior notice, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably

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deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.
          4.2.5 Meetings. During periods of substantial Tenant Improvement construction activity in the Premises, Tenant shall hold weekly meetings, or on a less frequent basis as reasonably agreed upon by Landlord based on the scope of a particular phase of construction of the Tenant Improvements. Any such meetings shall be held at a reasonable time, and shall include the Architect and the Contractor and shall address the progress of the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s reasonable request, certain of Tenant’s Agents shall attend such meetings. At Landlord’s request, a copy of any minutes taken at such meetings shall be promptly delivered to Landlord. One such meeting each month may include the review of Contractor’s current request for payment.
     4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) business days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.
SECTION 5
MISCELLANEOUS
     5.1 Tenant’s Representative. Tenant has designated Robert McCollough as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter. Tenant may replace its representative by written notice to Landlord.

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     5.2 Landlord’s Representative. Landlord has designated Bernie Baker and/or Jeff Marcowitz with PMA, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     5.3 Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
     5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) business days following Landlord’s notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).
     5.5 Occupancy of the Existing Premises During Construction of the Tenant Improvements. Tenant hereby acknowledges that Tenant shall be occupying the Premises during the construction of the Landlord Work. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the construction of the Landlord Work, Landlord shall be permitted to construct the Landlord Work during normal business hours, provided, however, that Landlord provides Tenant with at least five (5) business days’ prior notice of Landlord’s intent to commence construction of any phase of the Landlord Work. Tenant hereby agrees that the construction of the Landlord Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent or damages of any kind. Furthermore, in no event shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the construction of the Landlord Work or Landlord’s actions in connection with the construction of the Landlord Work, or for any inconvenience or annoyance occasioned by the Landlord in connection with the construction of the Landlord Work, except to the extent caused by the gross negligence or willful misconduct of Landlord, its members, partners, shareholders, officers, directors, agents, employees and/or contractors. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s access to and use of the Premises during the construction of the Landlord Work.

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SCHEDULE 1
LANDLORD WORK ITEMS AND SCHEDULE OF COMPLETION

2011	2012	2013
Air conditioning units:	Air conditioning units:	Air handlers nos. 1 & 2
AC-1	AC-6
AC-2	AC-7	Boiler B-1
AC-3	AC-8
AC-5	AC-9	4 exhaust fans
8 exhaust fans	AC-10 AC-11
AC-12

Boiler B-3

6 exhaust fans

BRITANNIA POINTE GRAND BUSINESS PARK
SCHEDULE 1	[Cytokinetics, Inc.]
-1-	[Third Amendment]

SCHEDULE 2
LOCATION OF LANDLORD WORK

SCHEDULE 2
LOCATION OF	BRITANNIA POINTE GRAND BUSINESS PARK
LANDLORD WORK	[Cytokinetics, Inc.]
-1-	[Third Amendment]